EXHIBIT 10.5

TA INDIGO HOLDING CORPORATION

2007 Restricted Preferred Stock Plan

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the TA Indigo Holding Corporation 2007 Restricted Preferred Stock Plan (the “Plan”).  The purpose of the Plan is to encourage and enable the officers and employees of TA Indigo Holding Corporation, a Delaware corporation (including any successor entity, the “Company”) and any Subsidiary, upon whose judgment, initiative and efforts the Company and its Subsidiaries largely depend for the successful conduct of their businesses, to acquire a proprietary interest in the Company.  It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company and its Subsidiaries.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall mean Restricted Stock Awards.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan.  Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee referred to in Section 2.

“Effective Date” means the date on which the Plan is approved by the stockholders of the Company as set forth at the end of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code, as applicable.  If the Stock is admitted to quotation on a national securities exchange, the determination shall be made by reference to market quotations.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Stock shall be publicly held.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Restricted Stock Award” means an Award granted pursuant to Section 5 entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant, which purchase price shall be payable in cash or other form of consideration (which may be zero) acceptable to the Committee.

“Sale Event” shall mean and include any of the following: (a) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s and its Subsidiaries’ assets on a consolidated basis to an unrelated person or entity; or (c) the sale, exchange or transfer by the Company’s stockholders of voting control, in a single transaction or series of related transactions, other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to fifty percent (50%) or more of the combined voting power of such voting securities.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stockholders Agreement” means the Stockholders Agreement dated as of June __, 2007, by and among the Company and the parties thereto.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a fifty percent (50%) interest, either directly or indirectly.

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SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)           Administration of Plan.  The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised, except as contemplated by Section 2(c), of not less than two (2) non-employee Directors, at least one of which is a TA Investor Nominee (as such term is defined in the Stockholders Agreement) and at least one of which is a Rho Investor Nominee (as such term is defined in the Stockholders Agreement).  All references herein to the Committee shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).

(b)           Powers of Committee.  The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)          to select the individuals to whom Awards may from time to time be granted;

(ii)         to determine the time or times of grant, and the extent, if any, of Restricted Stock Awards granted to any one or more grantees;

(iii)        to determine the number of shares of Stock to be covered by any Award and, subject to the provisions of Section 5(a)(i) below, the price, exercise price, conversion ratio or other price relating thereto;

(iv)        to determine and, subject to Section 12, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)         to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)        to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations; and

(vii)       at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

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(c)           Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(d)           Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e)           Foreign Award Recipients.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiary operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries, if any, shall be covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.  Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(f)           Deferral Arrangement.  The Committee may establish rules and procedures, consistent with Section 409A, as applicable, setting forth the circumstances under which the distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION

(a)           Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be two million thirty-three thousand three hundred twenty (2,033,320) shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall not be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock.

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(b)           Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, conversion of the Stock in accordance with the Company’s certificate of incorporation, or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and equitable or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award.  Notwithstanding the foregoing, no adjustment shall be made under this Section 3(b) if the Committee determines that such action could cause any Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A or otherwise could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.  The adjustment by the Committee shall be final, binding and conclusive.  No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c)           Mergers and Other Transactions. Upon consummation of a Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation by the successor entity of Awards theretofore granted (an “Assumed Award”), or the substitution of such Awards with new awards of the successor entity or parent thereof (a “Substituted Award”), with an equitable or proportionate adjustment  as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder).  In connection with any Sale Event in which all of the consideration is cash, the parties to any such Sale Event may also provide that some or all outstanding Awards that would otherwise not be fully vested and exercisable in full after giving effect to the Sale Event will be converted (a “Converted Award”) into the right to receive the consideration payable to holders of Stock in the Sale Event (net of the applicable exercise price), subject to any remaining vesting provisions relating to such Awards and the other terms and conditions of the Sale Event (such as indemnification obligations and purchase price adjustments) to the extent provided by the parties regarding the effect on Converted Awards of termination of employment following a Sale Event.  Terms relating to vesting, if any, in connection with a Sale Event shall be as determined by the Board and as specified in the relevant Award Agreement.

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(d)           Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and similar stock based awards held by employees, directors or other key persons (including prospective employees, but conditioned on their employment, and consultants) of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation.  The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.  Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees of the Company and any Subsidiary who are selected from time to time by the Committee in its sole discretion.

SECTION 5.	RESTRICTED STOCK AWARDS

(a)           Nature of Restricted Stock Awards.   The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant.  Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.  The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Agreement.  The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees, all of whom must be eligible persons under Section 4 hereof.

(b)           Rights as a Stockholder.  Upon execution of the Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Agreement.  Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in subsection (d) below of this Section, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Committee may prescribe.

(c)           Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement.  Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 8 below, in writing after the Award Agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company or any Subsidiary terminates, the Company or its assigns shall have the right or shall agree, as may be specified in the relevant instrument, to repurchase some or all of the shares of Stock subject to the Award at such purchase price as is set forth in the Restricted Stock Award Agreement.

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(d)           Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the Restricted Stock Award Agreement.

(e)           Record Owner; Dividends.  The grantee of Restricted Stock shall be considered the record owner of and shall be entitled to vote the Shares of Restricted Stock if and to the extent such Shares are entitled to voting rights.  The grantee shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution. The Restricted Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 6.	TAX WITHHOLDING

(a)           Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income.  The Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee.  The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on any such tax withholding obligations being satisfied by the grantee.

(b)           Payment in Stock.  Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 7.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)           a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)           an approved leave of absence for military service, sickness or disability, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

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SECTION 8.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or a reduced purchase price or with no purchase price in a manner not inconsistent with the terms of the Plan, provided that such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose), but no such action shall adversely affect rights under any outstanding Award without the holder’s consent.  Nothing in this Section 8 shall limit the Board’s or Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 9.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 10.	GENERAL PROVISIONS

(a)           No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.  No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied.  The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)           Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c)           Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases.  The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

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(d)           Trading Policy Restrictions.  Awards under the Plan shall be subject to such Company’s insider-trading-policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(e)           Loans to Award Recipients.  The Company shall have the authority, to the extent permitted by law, to make loans to recipients of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(f)           Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment of stock under any Award payable on or after the grantee’s death.  Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

(g)           Legend.  Any certificate(s) representing the Issued Shares shall carry substantially the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in the TA Indigo Holding Corporation 2007 Restricted Preferred Stock Plan and any agreement entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

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SECTION 11.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present.  Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Awards may be made hereunder after the tenth (10th) anniversary of the Effective Date.

SECTION 12.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY THE BOARD OF DIRECTORS:	June 15, 2007

DATE APPROVED BY THE STOCKHOLDERS:	June 15, 2007

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Restricted Stock Agreement
under the TA Indigo Holding Corporation
2007 Restricted Preferred Stock Plan

Name of Grantee:	_________________ (the “Grantee”)

No. of Shares:	_________ Shares of Series A-1 Preferred Stock

Grant Date:	June __, 2007 (the “Grant Date”)

Per Share Purchase Price:	$________ (the “Per Share Purchase Price”)

TA Indigo Holding Corporation, a Delaware corporation (“Parent”), TA Indigo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”),  IntraLinks, Inc., a Delaware corporation (the “Target”), the stockholder representative and the guarantor are parties to an Agreement and Plan of Merger dated as of April 27, 2007, as subsequently amended (the “Merger Agreement”), pursuant to which Parent acquired Target.  Parent, collectively with its Subsidiaries, its successors and assigns, including without limitation, from and after the Effective Time (as defined in the Merger Agreement), Target, is hereinafter referred to as the “Company.”

Pursuant to the TA Indigo Holding Corporation 2007 Restricted Preferred Stock Plan (the “Plan”),  and for good consideration and in consideration of the employment or continued employment of the Grantee by the Company and of the Company’s obligations under the Merger Agreement, pursuant to which the Grantee received cash, shares of Preferred Stock and/or options to purchase shares of common stock of Parent, the Company hereby grants, sells and issues to the individual named above, who is an officer or employee of the Company or any of the Subsidiaries, the Shares (as defined below) at the Per Share Purchase Price, which represents the fair market value per share on the Grant Date, subject to the terms and conditions set forth herein and in the Plan.

The Grantee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the Shares to him or her.  The Company hereby acknowledges receipt of $[_______] in full payment for the Shares.  All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations and similar changes affecting the capital stock of the Company, and any shares of capital stock of the Company received on or in respect of Shares in connection with any such event (including any shares of capital stock or any right, option or warrant to receive the same or any security convertible into or exchangeable for any such shares or received upon conversion of any such shares) shall be subject to this Agreement on the same basis and extent at the relevant time as the Shares in respect of which they were issued, and shall be deemed Shares as if and to the same extent they were issued at the date hereof.

1.           Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings.  All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Grantee or any Permitted Transferee, or (ii) the Grantee or any Permitted Transferee being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Grantee’s or the Permitted Transferee’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Grantee or any Permitted Transferee being subject to a transfer of Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Permitted Transferees” shall mean any of the following to whom the Grantee may transfer Shares hereunder (as set forth in Section 4):  the Grantee’s spouse, children (natural or adopted), stepchildren, a trust for their sole benefit of which the Grantee is the settlor; provided, however, that any such trust does not require or permit distribution of any Shares during the term of this Agreement unless subject to its terms, or a partnership in which such family members are the only partners.  Upon the death of the Grantee (or a Permitted Transferee to whom shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Grantee’s (or such deceased Permitted Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Preferred Stock” shall mean the Company’s Series A-1 Preferred Stock, par value $0.001 per share, together with any shares into which Preferred Stock may be converted or exchanged, as provided above and herein.

“Restricted Shares” shall initially mean all of the Shares being purchased by the Grantee on the date hereof, provided that on each of the dates listed below, the respective number of Shares indicated below shall become vested shares if Grantee remains an employee or consultant on each such date (the “Vested Shares”).

Vesting Date	Percentage of Shares Becoming Vested	Cumulative Percentage Vested

NTD: Vesting to mirror vesting in current IntraLinks option agreements for such grantee.  [For senior executives only:] [If, within twelve months following a Sale Event, the Company, its Subsidiaries or its successor entity, as the case may be, terminates the employment of the Grantee without Cause, then, as of the date upon which the Grantee’s employment with the Company terminates, or such earlier date of diminution of duties, all Restricted Shares remaining unvested shall vest and be deemed Vested Shares; provided, however, that if such Restricted Shares do not constitute an Assumed Award, a Substituted Award or a Converted Award in such Sale Event, then immediately prior to such Sale Event, one-half of such Restricted Shares shall vest and be deemed Vested Shares.]

[For non-senior executives only:]  [If, within six months following a Sale Event, the Company, its Subsidiaries or its successor entity, as the case may be, terminates the employment of the Grantee without Cause, then, as of the date upon which the Grantee’s employment with the Company terminates, such number of Restricted Shares that would have been vested under the vesting schedule set forth above had the Grantee’s employment terminated one year after such termination date shall vest and be deemed Vested Shares.]

“Shares” shall mean the number of shares of Preferred Stock being purchased by the Grantee on the date hereof and any additional shares of Preferred Stock or other securities received in respect of the Shares, as a dividend on, or otherwise on account of, the Shares.

“Termination Event” shall mean the termination of the Grantee’s employment or consulting relationship with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary.  For purposes hereof, the Committee’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees.  Upon a Termination Event, the Grantee shall cease to vest in any Restricted Shares.

2.           Purchase and Sale of Shares; Investment Representations.

(a)           Purchase and Sale.  On the date hereof, the Company hereby sells to the Grantee, and the Grantee hereby purchases from the Company, the number of Shares set forth above for the Per Share Purchase Price.

(b)           Investment Representations.  In connection with the purchase and sale of the Shares contemplated by Section 2(a) above, the Grantee hereby represents and warrants to the Company as follows:

(i)           The Grantee is purchasing the Shares for the Grantee’s own account for investment only, and not for resale or with a view to the distribution thereof.

(ii)           The Grantee has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Grantee’s investment in the Company and has consulted with the Grantee’s own advisers with respect to the Grantee’s investment in the Company.

(iii)           The Grantee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(iv)           The Grantee can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(v)           The Grantee understands that the Shares are not registered under the Act (it being understood that the Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder or another exemption under the Act) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof).  The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing.

3.           Repurchase Right.

(a)           Repurchase.  Upon the occurrence of a Termination Event or the Bankruptcy of the Grantee, the Company or its assigns shall have the right and option to repurchase all or any portion of the Vested Shares held by the Grantee or any Permitted Transferee as of the date of such Termination Event or Bankruptcy.  In addition, upon the Bankruptcy of any of the Grantee’s Permitted Transferees, the Company or its assigns shall have the right and option to repurchase all or any portion of the Vested Shares held by such Permitted Transferee as of the date of such Bankruptcy.  The purchase and sale arrangements contemplated by the preceding sentences of this Section 3(a) are referred to herein as the “Repurchase.”  Any Restricted Shares shall automatically be cancelled without any further action by the Company upon a Termination Event or Bankruptcy.  The Grantee and any Permitted Transferee shall promptly surrender to the Company any certificates representing the Restricted Shares being cancelled upon such Termination Event or Bankruptcy.

(b)           Repurchase Price.  The per share purchase price of the Vested Shares subject to the Repurchase (the “Repurchase Price”) shall be, subject to adjustment as provided above, the fair market value of such Vested Shares as of the date the Board elects to exercise its Repurchase right, as determined by the Board in good faith.  The Repurchase right with respect to Vested Shares shall terminate in accordance with Section 11(b).  [For senior executives only:] [; provided, however, that if the Grantee or Permitted Transferee, as applicable, disagrees with the Board’s determination of Fair Market Value, the Board shall select and retain an independent appraiser (reasonably acceptable to the Grantee or Permitted Transferee, as applicable) to determine the Fair Market Value, acting reasonably and in good faith, at the Company’s expense; provided, further, however, that if the appraiser determines that Fair Market Value is less than 105% of the amount determined by the Board, the challenging Grantee or Permitted Transferee, as applicable, shall pay the fees and expenses of such appraiser.  The determination of Fair Market Value by the appraiser shall be binding and conclusive on the Company and such Grantee or Permitted Transferee, as applicable.]

(c)           Closing Procedure.  The Company or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Grantee (and/or, if applicable, any Permitted Transferees) written notice within six (6) months after the Termination Event or Bankruptcy, specifying a date within such six-month period in which the Repurchase shall be effected.  Upon such notification, the Grantee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Vested Shares being purchased, together with a duly executed stock power for the transfer of such Vested Shares to the Company or the Company’s assignee or assignees.  Upon the Company’s or its assignee’s receipt of the certificates from the Grantee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Vested Shares being purchased, provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Grantee to the Company.  At such time, the Grantee and/or any holder of the Shares shall deliver to the Company the certificate or certificates representing the Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances.  The Repurchase right specified herein shall survive and remain in effect as to Restricted Shares following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Restricted Shares shall bear legends to such effect, subject to Section 11(b) below.

4.           Restrictions on Transfer of Shares.  None of the Shares now owned or hereafter acquired shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Act), and such disposition is in accordance with the terms and conditions of this Section 4 and such disposition does not cause the Company to become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  In connection with any transfer of Shares, the Company may require the transferor to provide at the Grantee’s own expense an opinion of counsel to the transferor, satisfactory to the Company, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act).  Any attempted disposition of Shares not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Shares.  Subject to the foregoing general provisions, Shares may be transferred pursuant to the following specific terms and conditions:

(a)           Transfers to Permitted Transferees.  The Grantee (but not any transferee thereof) may sell, assign, transfer or give away any or all of the Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement (including, without limitation, the provisions of Section 3 and this Section 4) and shall have delivered a written acknowledgment to that effect to the Company.

(b)           Transfers Upon Death.  Upon the death of the Grantee, all Shares shall be subject to the Repurchase and all Vested Shares shall be and remain subject to Section 4(c), if applicable, and the Grantee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Shares to the Company or its assigns under the terms contemplated hereby.

(c)           Other Transfers; Notice; Right of First Refusal.  In the event that the Grantee (or any Permitted Transferee holding Shares subject to this Section 4(c)) desires to sell or otherwise transfer all or any part of the Vested Shares (but in no event Restricted Shares, which shall not be sold or transferred except as contemplated by Section 3(a), 3(c) or 4(a) or (b)), the Grantee (or Permitted Transferee) first shall give written notice to the Company of the Grantee’s (or Permitted Transferee’s) intention to make such transfer.  Such notice shall state the number of Vested Shares which the Grantee (or Permitted Transferee) proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee.  At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice.  The Company or its assigns shall exercise this right by mailing or delivering written notice to the Grantee (or Permitted Transferee) within the foregoing 30-day period.  If the Company or its assigns elect to exercise its purchase rights under this Section 4(c), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Grantee (or Permitted Transferee).  In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Grantee (or Permitted Transferee) may, within 15 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Grantee’s (or Permitted Transferee’s) notice.  Any Shares purchased by such proposed transferee shall no longer be subject to the terms of this Agreement.  Any Shares not sold to the proposed transferee shall remain subject to this Agreement.  Notwithstanding the foregoing, the restrictions under this Section 4(c) shall terminate in accordance with Section 11(b).

5.           Drag Along Right.  In the event the TA Investors and the Rho Investors (as such terms are defined in the Stockholders Agreement) (the “Majority Shareholders”) approve a Sale Event in writing, then the Grantee, including any of his or her successors as contemplated herein, shall be obligated to and shall upon the written request of a Majority Shareholders:  (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the third party buyer (the “Buyer”), his or her Shares on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 5.  The obligations under this Section 5 shall terminate in accordance with Section 11(b).

6.           Legend.  Any certificate(s) representing the Shares shall carry substantially the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in a certain Restricted Stock Agreement dated June __, 2007 between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).”

“The shares represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state.  The shares may not be sold or transferred in the absence of such registration or an exemption from registration.”

7.           Escrow Arrangement.

(a)           Escrow.  In order to carry out the provisions of Sections 3, 4 and 5 of this Agreement more effectively, the Company shall hold the Shares in escrow together with separate stock powers executed by the Grantee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Shares, execute a like stock power as to such Shares.  The Company shall not dispose of the Shares except as otherwise provided in this Agreement.  In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Grantee and any Permitted Transferee, as the Grantee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Shares being purchased and to transfer such Shares in accordance with the terms hereof.  At such time as any Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Grantee, deliver to the Grantee (or the relevant Permitted Transferee) a certificate representing such Shares with the balance of the Shares (if any) to be held in escrow pursuant to this Section 7.  Furthermore, he Company is hereby authorized to cancel and retire such Shares which are Restricted Shares upon a Termination Event or Bankruptcy.

(b)           Remedy.  Without limitation of any other provision of this Agreement or other rights, in the event that the Grantee, any Permitted Transferees or any other person or entity is required to sell the Grantee’s Shares pursuant to the provisions of Section 3, 4 and 5 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the designated purchaser of such Shares the certificate or certificates evidencing such Shares together with a related stock power, such designated purchaser may deposit the applicable purchase price for such Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Grantee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Grantee as provided above.  Upon any such deposit and/or offset by the designated purchaser of such amount and upon notice to the person or entity who was required to sell the Shares to be sold pursuant to the provisions of Section 3, 4 and 5, such Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

8.           Withholding Taxes.  The Grantee acknowledges and agrees that the Company or any of its Subsidiaries have the right to deduct from payments of any kind otherwise due to the Grantee, or from the Shares held pursuant to Section 7 hereof, the minimum federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Grantee.  In furtherance of the foregoing the Grantee agrees to elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, and to pay to the Company all withholding taxes shown as due on his or her Section 83(b) election form, or otherwise ultimately determined to be due with respect to such election, based on the excess, if any, of the fair market value of such Shares as of the date of the purchase of such Shares by the Grantee over the purchase price for such Shares.

9.           Assignment.  At the discretion of the Board, the Company shall have the right to assign the right to exercise its rights with respect to the Repurchase or pursuant to Section 4(c) to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

10.           Noncompetition, etc.  As a condition of Grantee’s continued employment and as material inducement to Parent to consummate the transactions contemplated by the Merger Agreement, Grantee hereby expressly agrees to be bound by the following covenants, terms and conditions.  Grantee hereby acknowledges and agrees that he or she has had and/or will have access to trade secrets, proprietary and confidential information relating to the Company and its Affiliates and their respective clients, including but not limited to, marketing data, financial information, client and prospect lists (including without limitation, Rolodex type or computer- and Web-based compilations (including but not limited to salesforce.com or other CRM system data) maintained by the Company or its Affiliates or Grantee), and details of programs and methods, potential and actual acquisitions, divestitures and joint ventures, pricing policies, strategies, terms of service, business and product plans, cost information and software, in each case of the Company, its Affiliates and/or their respective clients.  Accordingly, Grantee voluntarily enters into the following covenants to provide the Company with reasonable protection of those and other valuable interests of the Company:

(a)           Notwithstanding anything in this Agreement to the contrary, Grantee agrees that during the term of his employment and any other professional services relationship with the Company and for [two (2) years][eighteen (18) months] from the later of the date of termination of Grantee’s employment or other professional services relationship with the Company (the “Post-Termination Period”),  Grantee shall not, alone or as an employee, officer, director, agent, shareholder (other than an owner of 1% or less of the outstanding shares of any publicly-traded company), consult, partner, member, owner or in any other capacity, directly or indirectly:

(i)           engage in any Competitive Activity, as defined below, within or with respect to any location in the United States or abroad in which Grantee performed or directed his services (including but not limited to sales and customer calls, whether conducted in person, by telephone or online) at any time during the twelve month period immediately preceding the termination of Grantee’s employment for any reason (the “Territories”), or assist any other person or organization in engaging in, or preparing to engage in, any Competitive Activity in such Territories;

(ii)           solicit or provide services to any Clients, as defined below, of the Company and/or any of its Affiliates, on his own behalf or on behalf of any third party, in furtherance of any Competitive Activity.  For purposes of this Section 10, “Client” shall mean any current or former customer of the Company or user of the Company’s services or software during the term of Grantee’s employment with the Company, including but not limited to, with respect to such customers, for any reason, at anytime during the term of Grantee’s employment with the Company:

(A)            Grantee performed services whether conducted in person, by telephone or online) on behalf of the Company and/or any Affiliate;

(B)            Grantee had substantial contact; or

(C)            Grantee acquired or had access to trade secrets or other confidential or proprietary information relating to such customer as a result of Grantee’s employment with the Company;

(iii)           encourage, participate in or solicit any employee or consultant of the Company and/or any Affiliate to engage in Competitive Activity or to accept employment with any third party engaged in Competitive Activity.  This subsection 10(a)(iii) shall be limited to employees and consultants who:  (1) are current employees or consultants; or (2) left the employment of the Company or whose provision of services to the Company terminated within the twelve (12) month period prior to Grantee’s termination of employment with the Company for any reason; and

(iv)           for purposes of this Agreement, “Competitive Activity” shall mean participating in:

(A)              any business in competition with the Company organized or operating under any of the following names:  Merrill Corporation/Merrill DataSite/DataSite; Fidelity Information Services, Inc./Customized Database Systems (CDS)/ACBS SyndTrak/SyndTrak; Dealogic Holdings plc; Bowne & Co/DealBench/Bankruptcy Management Corporation/ Bowne Deal Room Express(TM); RR Donnelley; Capital Printing; RealCapitalMarkets.com LLC; IndigoPool.com; Imprima de Bussy; The BMC Group Inc./deal-Worx™; Interwoven, Inc./iManage; EMC Documentum/EMC Documentum eRoom and/or;

(B)           any offering, sale, licensing or provision by any entity of any software, application service or system, in direct or indirect competition with the Company’s offerings and including, but not limited to, electronic or digital document repositories for facilitating transactional due diligence, mergers, acquisitions, divestitures, financing, investments, investor relations, corporate records and corporate governance documents, research and development, clinical trials or other business processes for which the Company’s products or services are or have been used during the twelve (12) month period preceding termination of Grantee’s employment for any reason; and/or,

(C)           any business that develops, manufactures or markets any products or performs any services that are otherwise competitive with or similar to the products or services of  the Company or any of the products or services that the Company has under development or that are subject to active planning at any time during the twelve month period immediately preceding the termination of the Grantee’s professional services to the Company.

(b)           Grantee agrees that the foregoing restrictions are reasonable and justified in light of: (i) the nature of  the Company’s business and customers; (ii) the confidential and proprietary information to which Grantee has had and will have exposure and access during the course of his professional relationship with the Company; and (iii) the need for the adequate protection of the business and the goodwill of the Company.  In the event any restriction in this Section 10 is deemed to be invalid or unenforceable by any court of competent jurisdiction, Grantee agrees to the reduction of said restriction to such period or scope that such court deems reasonable and enforceable.

(c)           Grantee acknowledges and agrees that any breach of this Section 10 shall cause the Company immediate, substantial and irreparable harm and therefore, in the event of any such breach, Grantee agrees that the Company may terminate or suspend severance payments to Grantee and that Grantee shall immediately forfeit any equity compensation granted, vested and unvested, that have not previously been exercised and, in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

(d)           Grantee acknowledges and agrees that the provisions of this Section 10 are in addition to, and not in lieu of, any non-solicitation, non-competition, confidentiality, nonraid and/or similar obligations which Grantee may have with respect to the Company and/or its Affiliates, whether by agreement, fiduciary obligation or otherwise.  Without in any way limiting the provisions of this Section 10, Grantee further acknowledges and agrees that the provisions of this Section 10 shall remain applicable in accordance with their terms after the date of termination of Grantee’s employment, regardless of whether Grantee’s termination or cessation of employment is voluntary or involuntary.

(e)           During and after the term of Grantee’s employment with the Company, Grantee covenants and agrees that he will not disclose to anyone without the Company’s prior written consent, any proprietary and confidential materials, documents, records or other non-public information of any type whatsoever concerning or relating to the business and affairs of the Company which Grantee may have acquired in the course of his employment hereunder, including but not limited to:  (i) trade secrets of the Company; (ii) lists of and/or information concerning current, former, and/or prospective customers or clients of the Company; (iii) marketing data and financial information; (iv) information regarding potential and actual acquisitions, divestitures and joint ventures, (v) pricing policies, strategies, terms of service, business and product plans, cost information and software; and (vi) information relating to programs and methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by the Company and not generally known among the Company’s competitors, except to the extent such disclosure is required by law, regulation or legal process.

(f)           During and after the Grantee’s employment, the Grantee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Grantee was employed by the Company.  The Grantee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Grantee’s employment, the Grantee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Grantee was employed by the Company.  The Company shall reimburse the Grantee for any reasonable out-of-pocket expenses incurred in connection with the Grantee’s performance of obligations pursuant to this Section 10(f).

(g)           Grantee acknowledges and agrees that his breach of any provision of this Section 10 (collectively the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages do not provide adequate remedy.  Therefore, if Grantee breaches or threatens to commit a breach of any Restrictive Covenant, the Company shall have the following rights and remedies (in accordance with applicable law and upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or in equity (including, without limitation, the recovery of damages):

(i)           To have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to seek an entry against Grantee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants;

(ii)           To require Grantee to forfeit his right to receive the balance of any compensation due him which is not yet earned and accrued or vested under this Agreement (whether it be in the form of severance pay, annual salary, expenses or vacation); and

(iii)           To require Grantee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Profits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Grantee shall account for and pay over the Profits to the Company.

(h)           Without in any way limiting the provisions of this Section 10, Grantee further acknowledges and agrees that the provisions of this Section 10 shall remain applicable in accordance with their terms after the date of termination of Grantee’s employment, regardless of whether: (i) Grantee’s termination or cessation of employment is voluntary or involuntary; and (ii) any Shares are not or will not vest.   In addition, notwithstanding Section 11(b), the provisions of this Section 10 shall survive a Sale Event and the vesting in full of all Shares.

11.           Miscellaneous Provisions.

(a)           Lockup provision.  The Grantee and each Permitted Transferee shall agree, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Act (or any successor or similar exemptive rule hereafter in effect)) held by them for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

(b)           Termination.  The Company’s Repurchase right with respect to Vested Shares under Section 3, the restrictions on transfer of Vested Shares under Section 4(c) and the Grantee’s Drag Along obligations under Section 5 shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Shares are registered under Section 12 of the Exchange Act of 1934 and publicly traded on NASDAQ or any national security exchange; provided, however, that all other provisions shall remain in effect following the same until all of the Shares have become Vested Shares.

(c)           Record Owner; Dividends.  The Grantee and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights.  The Grantee and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(d)           Equitable Relief.  The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(e)           Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(f)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to conflict of law principles.

(g)           Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(h)           Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(i)           Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.  Notices to any holder of the Shares other than the Grantee shall be addressed to the address furnished by such holder to the Company.

(j)           Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives.  Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to vesting and the Repurchase right of first refusal hereunder.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(k)           Dispute Resolution.  Except as provided below, all disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance hereof or the transactions contemplated hereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor.  The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement.  The arbitration shall be held in New York City, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions.  The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by J.A.M.S./Endispute, Inc.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of this Section.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

(l)           Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Agreement as of the date first above written.

COMPANY

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

GRANTEE:

Name:

Address: